                                                                      EXHIBIT 99

                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule 240.14a-12


                         FIRST FINANCIAL CORPORATION
-------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)



                         FIRST FINANCIAL CORPORATION
-------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(I)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(I)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

       ________________________________________________________________________

    2) Aggregate number of securities to which transaction applies:

       ________________________________________________________________________

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11*
       ________________________________________________________________________

    4) Proposed maximum aggregate value of transaction:

       ________________________________________________________________________

*Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:_____________________________________________________
2) Form, Schedule or Registration statement no.:_______________________________
3) Filing Party:_______________________________________________________________
4) Date Filed:_________________________________________________________________

                          FIRST FINANCIAL CORPORATION
                           ONE FIRST FINANCIAL PLAZA
                                  P.O. BOX 540
                           TERRE HAUTE, INDIANA 47808


            THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints King A. Fasig and Earl W. Kickler, or either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of First Financial Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at One First Financial Plaza, Terre Haute, Indiana on Wednesday, April 17, 1996, at 11:00 a.m. (local time), or any adjournment thereof, on the following matters:

1. Election of Directors

   / /  FOR all nominees listed below (except as marked to the contrary below)

   / /  WITHHOLD AUTHORITY to vote for all nominees listed below:


   Walter A. Bledsoe          Mari H. George             Patrick O'Leary
   B. Guille Cox, Jr.         Gregory L. Gibson          John W. Ragle
   Thomas T. Dinkel           Max L. Gibson              Chapman J. Root II
   Welby M. Frantz            Norman L. Lowery           Donald E. Smith
   Anton H. George            William A. Niemeyer        Virginia L. Smith


   (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.)

2. In their discretion, on such other matters as may properly come before the meeting.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSAL NO. 1.

     Please sign exactly as name appears below. If there are two or more owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

   Dated:_______________, 1996        _________________________________________
                                      (Signature)

                                      _________________________________________
                                      (Signature, if held jointly)

                                      YOUR VOTE IS IMPORTANT. PLEASE MARK,
                                      SIGN, DATE AND RETURN THIS PROXY
                                      PROMPTLY USING THE ENCLOSED ENVELOPE.

                          FIRST FINANCIAL CORPORATION
                           ONE FIRST FINANCIAL PLAZA
                                  P.O. BOX 540
                           TERRE HAUTE, INDIANA 47808


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD  APRIL 17, 1996


     Notice is hereby given that, pursuant to the call of its Directors, an Annual Meeting of Shareholders of First Financial Corporation ("Corporation") will be held on April 17, 1996 at 11:00 o'clock a.m., local time, at One First Financial Plaza, Terre Haute, Indiana.

     The purposes of the meeting are:

     (1) To elect the Board of Directors of the Corporation to serve for the ensuing year.

     (2) To transact such other business as may properly be presented at the meeting.

     Only shareholders of record at the close of business on March 19, 1996 will be entitled to notice of and to vote at the meeting.


                               By Order of the Board of Directors

                               DONALD E. SMITH


                               DONALD E. SMITH
                               Chairman of the Board and President



March 22, 1996


                   IMPORTANT--PLEASE MAIL YOUR PROXY PROMPTLY


            IN ORDER THAT THERE MAY BE PROPER REPRESENTATION AT THE
         MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE
        ENCLOSED PROXY IN THE ENVELOPE PROVIDED.  NO POSTAGE IS REQUIRED
                        IF MAILED IN THE UNITED STATES.

                               PROXY STATEMENT OF
                          FIRST FINANCIAL CORPORATION
                           ONE FIRST FINANCIAL PLAZA
                                  P.O. BOX 540
                           TERRE HAUTE, INDIANA 47808
                                 (812) 238-6000


                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 17, 1996

                              GENERAL INFORMATION


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of First Financial Corporation (the "Corporation") of Proxies for use at an Annual Meeting of Shareholders of the Corporation to be held on April 17, 1996 at 11:00 a.m. at One First Financial Plaza, Terre Haute, Indiana, and at any and all adjournment of such meeting. This Proxy Statement and accompanying form of proxy were first mailed to the shareholders on or about March 22, 1996.

     The Corporation is a multi-bank holding company which owns Terre Haute First National Bank ("Terre Haute First"), First State Bank, First Citizens State Bank, First Farmers State Bank, First Ridge Farm State Bank, First Parke State Bank and First National Bank of Marshall.

     Only shareholders of record as of March 19, 1996, will be entitled to notice of, and to vote at, the Annual Meeting. As of March 1, 1996 the Corporation had issued and outstanding 5,767,175 shares of common stock, which were held by approximately 1,030 shareholders of record. There are no other outstanding securities of the Corporation entitled to vote.

     For the matter to be voted on at this Annual Meeting, each share is entitled to one vote, exercisable in person or by proxy. Approval of a plurality of the votes cast at the meeting, assuming a quorum is present, is required for election of each nominated director. Action on any other matters to come before the meeting must be approved by an affirmative vote of a majority of the shares present, in person, or by proxy. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the named nominees will result in the respective nominee receiving fewer votes.

     The cost of soliciting proxies will be borne by the Corporation. In addition to use of the mails, proxies may be solicited personally or by telephone by officers, directors and certain employees who will not be specially compensated for such soliciting.

     Any shareholder giving a proxy has the right to revoke it at any time before it is exercised. Therefore, execution of the proxy will not affect the shareholder's right to vote in person if he or she attends the meeting. Revocation may be made prior to the meeting (i) by written notice sent to John
W. Perry, Secretary, First Financial Corporation, One First Financial Plaza, P.O. Box 540, Terre Haute, Indiana 47808, (ii) personally upon oral or written request at the Annual Meeting, or (iii) by duly executing a proxy bearing a later date.

     The shares represented by proxies will be voted as instructed by the shareholders giving the proxies. In the absence of specific instructions to the contrary, proxies will be voted in favor of the election as directors of the fifteen (15) persons named as nominees in this Proxy statement. If for any reason any of the director/nominees becomes unable or is unwilling to serve at the time of the meeting (an event which the Board of Directors does not anticipate), the persons named as proxies in the accompanying form of proxy will have discretionary authority to vote for a substitute nominee or nominees named by the Board of Directors if the Board of Directors elects to fill such nominees' positions. Any other matters that may properly come before the meeting will be acted upon by the persons named as proxies in the accompanying form of proxy in accordance with their discretion.




                             ELECTION OF DIRECTORS

     The Board of Directors is composed of fifteen (15) members, all of whom hold office for a term of one (1) year or until other respective successors are duly elected and qualified. For each of the fifteen (15) nominees for director listed below there is a brief summary of his or her present principal occupation, other business experience during the last five years, age, and the year such individual first became a director.


                [THE REST OF THIS PAGE INTENTIONALLY LEFT BLANK]

NAME AND AGE             YEAR BECAME  TITLE OR POSITION  PRINCIPAL OCCUPATION
                         A DIRECTOR   WITH CORPORATION   FOR THE LAST FIVE YEARS
------------------------------------------------------------------------------------------
Walter A. Bledsoe, 80    1983*        Director           Personal Investments

B. Guille Cox, Jr., 50   1987         Director           Attorney-At-Law with Cox Zwerner
                                                         Gambill & Sullivan

Thomas T. Dinkel, 45     1989         Director           President of Sycamore
                                                         Engineering, Inc.

Welby M. Frantz, 83      1983*        Director           Business Consultant

Anton H. George, 36      1987         Director           President, Indianapolis
                                                         Motor Speedway Corp.,
                                                         Director, Indiana Energy, Inc.

Mari H. George, 61       1989         Director           Chairman, Indianapolis Motor
                                                         Speedway Corp.

Gregory L. Gibson, 33    1994         Director           President, ReTec, Inc.


Max L. Gibson, 55        1983*        Director           President of Majax Company,
                                                         Director, IPALCO, Inc.

Norman L. Lowery, 49     1989         Vice Chairman      President of Terre Haute First
                                                         (effective January 1, 1996),
                                                         Attorney-At-Law with Wright
                                                         Shagley & Lowery through 1995

William A. Niemeyer, 73  1983*        Director           President of Niemeyer Coal Co.

Patrick O'Leary, 59      1983*        Director           President of Contract Services, LLC

John W. Ragle, 69        1983*        Director           President of Ragle & Company, Inc.

Chapman J. Root II, 46   1989         Director           President, Root Company, Director
                                                         International Speedway Corp.

Donald E. Smith, 69      1983*        Chairman of        President of Terre Haute First and
                                      the Board and      First Financial Corporation through
                                      President          1995. Director, Southern Indiana
                                                         Gas and Electric Company

Virginia L. Smith, 48    1987         Director           President of R.J. Oil Co., Inc.



*First Financial Corporation was formed in 1983.

ADDITIONAL INFORMATION CONCERNING BOARD OF DIRECTORS

     ATTENDANCE AT MEETINGS. During 1995, the Board of Directors of the Corporation held 12 regular meetings and a total of 19 meetings. No director standing for re-election attended fewer than 75% of the aggregate number of Board meetings and meetings on committees on which he or she served, except Mr. Root, who attended 63%.

     CERTAIN RELATIONSHIPS. Certain family relationships exist among the directors of the Corporation. Donald E. Smith is the father of Virginia L. Smith and father-in-law of Norman L. Lowery. Mari H. George is the mother of Anton H. George. Max L. Gibson is the father of Gregory L. Gibson. There are no arrangements or understandings between any of the directors pursuant to which any of them have been selected for their respective positions.

     COMMITTEES. The Board of Directors had no standing nominating or any committee performing similar functions during 1995; such functions are performed by the Board of Directors as a whole.

     The Corporation's Examining Committee, which consists of John W. Ragle, Max Gibson, and Patrick O'Leary, reviews the Corporation's accounting functions, operations and management and the adequacy and effectiveness of the internal controls and internal auditing methods and procedures. This Committee recommends to the Board the appointment of the independent public accountants for the Corporation. This Committee met twice during 1995.

     The Corporation's Compensation Committee, which consists of Messrs. O'Leary, Smith, Frantz, M. Gibson, Niemeyer, A. George, and Lowery, overviews the compensation of the officers of subsidiary banks and recommends salaries and bonus amounts to the full Board of Directors. Such Committee met four times in 1995.

     COMPENSATION OF DIRECTORS. Directors of the Corporation received a fee of $100 per meeting during 1995 if the meeting was held as a joint meeting with the Board of Directors of Terre Haute First. Only one meeting of the Board of Directors of the Corporation was not held as a joint meeting with the Board of Directors of Terre Haute First during 1995. For meetings of the Board of Directors of the Corporation which were not joint meetings with the Board of Directors of Terre Haute First, directors received a fee of $500 per such meeting attended.

     Directors of Terre Haute First, a wholly-owned banking subsidiary of the Corporation, received a fee in 1995 of $500 for each meeting attended and a semi-annual fee of $1,800. In addition, Directors of Terre Haute First, other than those employed by Terre Haute First, receive a fee of $300 for each Loan Discount Committee meeting attended. Directors of Terre Haute First that are not yet seventy (70) have the option of participating in a deferred director's fee program, pursuant to which each year, for five years, $6,000 of Director's fees are deferred until the participant reaches the age of sixty-five (65) or seventy (70), at which point the Director may elect to receive payments over a ten year period. For 1995, the allocated cost of the deferred Director's fees was $141,313, which is funded by Terre Haute First with insurance products.

     Directors of First State Bank, a wholly-owned banking subsidiary of the Corporation, received a fee of $200 for each meeting attended.

     Directors of First Citizens State Bank, a wholly-owned banking subsidiary of the Corporation, received a fee of $300 for each meeting attended.

     Directors of First Farmers State Bank, a wholly-owned banking subsidiary of the Corporation, received a fee of $200 for each meeting attended.

     Directors of First Ridge Farm State Bank, a wholly-owned banking subsidiary of the Corporation, received a fee of $200 for each meeting attended.

     Directors of First Parke State Bank, a wholly-owned banking subsidiary of the Corporation, received a fee of $200 for each meeting attended.

     Directors of First National Bank of Marshall, a wholly-owned banking subsidiary of the Corporation, received a fee of $325 for each meeting attended.


                     EXECUTIVE OFFICERS OF THE CORPORATION

     The executive officers of the Corporation, all of whom serve for a one year term, consist of Donald E. Smith, Chairman of the Board and President of the Corporation; Norman L. Lowery, Vice Chairman; John W. Perry, Secretary of the Corporation; Michael A. Carty, Treasurer of the Corporation; and W. Edward Jukes, Chief Credit Officer of the Corporation. Mr. Perry, age fifty-two, was Treasurer of the Corporation from 1983 through 1990 and has been Secretary from 1990 through the present. For the past nine years, Mr. Perry's principal occupation has been as the Senior Vice President of Terre Haute First. Mr. Carty, age forty-five, has been Senior Vice President of Terre Haute First since 1990 and was Vice President of Terre Haute First from 1983 until 1990. Mr. Jukes, age fifty-three, has been Senior Vice President of Terre Haute First since 1989. For additional information concerning Mr. Smith and Mr. Lowery, see "ELECTION OF DIRECTORS."


                            COMPENSATION OF OFFICERS

COMPENSATION COMMITTEE REPORT

     Decisions on compensation of the Corporation's executives are made by the Compensation Committee of the Board, which also serves as the Compensation Committee of Terre Haute First. Each member of the Compensation Committee, except Mr. Smith, was a non-employee director. All decisions of the Compensation Committee relating to the compensation of the Corporation's executive officers are reviewed by the full Board. Pursuant to rules of the Securities and Exchange Commission designed to enhance disclosure of corporation policies toward executive compensation, set forth on the following page is a report submitted by Messrs. O'Leary (Chairman), Smith, Frantz, M. Gibson, Niemeyer, A. George and Lowery in their capacity as the Board's Compensation Committee addressing the Corporation's compensation policies for 1995 as they affected Mr. Smith and Messrs. Perry and Jukes, the two other executive officers other than Mr. Smith who, for 1995, were the Corporation's most highly paid executives whose total annual salary and bonus exceeded $100,000 (collectively with Mr. Smith, the "senior executives").

     COMPENSATION POLICIES TOWARD EXECUTIVE OFFICERS. The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation to the executive officers and to reward officers for satisfactory individual performance and for satisfactory performance of the Corporation as a whole. There are no established goals or standards relating to performance of the Corporation which have been utilized in setting compensation of individual employees.

     BASE SALARY. Each executive officer is reviewed individually by the Compensation Committee, which review includes an analysis of the performance of the Corporation and Terre Haute First. In addition, the review includes, among other things, an analysis of the individual's performance during the past fiscal year, focusing primarily upon the following aspects of the individual's job or characteristics of the individual exhibited during the most recent fiscal year: quality and quantity of work; supervisory skills; dependability; initiative; attendance; overall skill level; and overall value to the Corporation.

     ANNUAL BONUS AMOUNTS. The Compensation Committee determines whether a bonus should be paid based primarily upon the overall performance of the Corporation. For 1995, Mr. Smith received a bonus of $115,000 and Messrs. Perry and Jukes each received a bonus equal to their 1994 bonus of $12,673 and $10,069, respectively.

     OTHER COMPENSATION PLANS. At various times in the past the Corporation has adopted certain broad-based employee benefit plans in which the senior executives are permitted to participate on the same terms as non-executive employees who meet applicable eligibility criteria, subject to any legal limitations on the amount that may be contributed or the benefits that may be payable under the plans.

     BENEFITS. The Corporation provides medical and pension benefits to the senior executives that are generally available to other Corporation employees. The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed 10% of salary and bonus for fiscal 1995.

     MR. SMITH'S 1995 COMPENSATION. Regulations of the Securities and Exchange Commission require that the Compensation Committee disclose the Committee's basis for compensation reported for Mr. Smith in 1995. Mr. Smith's salary and bonus are determined in the same manner as discussed above for other senior executives, except that $75,000 of Mr. Smith's $115,000 bonus was made in connection with an employment agreement providing for a split dollar life insurance arrangement between the Corporation, Terre Haute First, and Mr. Smith. The Compensation Committee believes that Mr. Smith has managed the Corporation well.

                   Members of the 1995 Compensation Committee

             Welby M. Frantz   Anton H. George      Max L. Gibson
             Norman L. Lowery  William A. Niemeyer  Patrick O'Leary
             Donald E. Smith

COMPENSATION COMMITTEE INSIDER PARTICIPATION

     During the past fiscal year, Mr. Smith, the Corporation's Chief Executive Officer, served on the Compensation Committee but did not participate in any discussion or voting with respect to his salary or bonus as an executive officer and excused himself from the room during the discussion by the Compensation Committee of his compensation. In addition, Mr. Lowery, the son-in-law of Mr. Smith, abstained from discussion and voting on any recommended salary or bonus for Mr. Smith.


SUMMARY COMPENSATION TABLE

     The following table sets forth for the fiscal years ending December 31, 1995, 1994, and 1993 the cash compensation paid by the Corporation, as well as certain other compensation paid or awarded during those years, to the Chief Executive Officer and any other executive officer whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1995.



  NAME AND PRINCIPAL    YEAR    ANNUAL COMPENSATION (1)      ALL OTHER
  POSITION                      SALARY      BONUS (2)      COMPENSATION (3)
----------------------------------------------------------------------------
  Donald E. Smith       1995    $263,604  $115,000            $7,781
  President, CEO        1994    $253,465  $ 40,000           $29,027
  and Director          1993    $242,550  $ 36,400           $26,991

  John W. Perry         1995    $131,801  $ 12,673            $1,247
  Secretary             1994    $126,732  $ 12,673            $1,247
                        1993    $115,500  $ 10,510            $1,247

  W. Edward Jukes       1995    $104,723  $ 10,069            $1,394
  Chief Credit Officer  1994    $100,695  $ 10,069            $1,394
                        1993    $ 91,770  $  8,351            $1,394




(1) While officers enjoy certain perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus and are not required to be disclosed by applicable rules of the Securities and Exchange Commission.

(2) The bonus amounts are payable pursuant to determinations made by the Compensation Committee of the Corporation, as described in the "Compensation Committee Report."

(3) These amounts represent Corporation payments on behalf of the above-named individuals pursuant to a life insurance program ("Life Insurance Program") for the executive officers of Terre Haute First which began in 1985. Under the Life Insurance Program, Terre Haute First purchased a life insurance policy on behalf of each executive officer of Terre Haute First (including the three listed above). The policy is owned by the individual and will be paid at age 65 for those presently 55 or older, and at age 60 for those who are less than 55 years of age. The annual cost of this
     insurance for those reported was as follows:   $1,247 for Mr. Perry; and
     $1,394 for Mr. Jukes. In addition, this amount includes the annual premium payment in the amount of approximately $285,000 for a life insurance policy for Mr. Smith. Mr. Smith no longer participates in the group term life insurance policy of the Corporation (which coverage would terminate upon his retirement). The Corporation determined to purchase a policy of life insurance for Mr. Smith which would continue to be in effect following his retirement as an executive officer of the Corporation and Terre Haute First. Beginning in 1995, the Corporation paid for the term portion of a split dollar insurance policy on Mr. Smith. The dollar value of the benefit to Mr. Smith of the remainder of the premium paid by the Corporation or Terre Haute First in connection with such policy, which was issued pursuant to an Employment Agreement between the Corporation, Terre Haute First, and Mr. Smith, was $7,781. The Corporation expects to recover the premiums it pays for such policy from the proceeds of such policy. Allocations to the named individual's respective account in the Corporation's Employee Stock Ownership Plan ("ESOP"), which are properly includable in this column, were not calculable as of the date of this Proxy Statement. Such amounts for 1994 were as follows: $7,117 for Mr. Smith; $6,836 for Mr. Perry; and $5,450 for Mr. Jukes.

EMPLOYEE BENEFIT PLANS

     Employee Stock Ownership Plan. The Corporation sponsors the First Financial Corporation Employee Stock Ownership Plan ("ESOP") and the First Financial Corporation Employees' Pension Plan ("Pension Plan") for the benefit of substantially all of the employees of the Corporation and its subsidiaries. As discussed below, these plans constitute a "floor-offset" retirement program.

     The Pension Plan is a defined benefit "floor" plan which provides each participant with a minimum benefit or "floor" which is offset by the benefit provided by the ESOP. Thus, if a participant's benefit under the ESOP is insufficient to fund the minimum "floor" of benefits specified by the Pension Plan, the Pension Plan will make up the difference. If a participant's benefit under the ESOP is higher than the minimum or "floor" benefit under the Pension Plan, the participant receives the higher benefit under the ESOP.

     All employees of the Corporation and its subsidiaries become participants in the ESOP after completing one year of service for the Corporation or its subsidiaries and attaining age 21. Under the terms of the ESOP, the Corporation or its subsidiaries, as participating employers, may contribute Corporation common stock to the ESOP or contribute cash to the ESOP which will be primarily invested in the Corporation's common stock. The amount of contributions, when they are made, is determined by the Board of Directors of the Corporation. No participant contributions are required or allowed under the ESOP.

     For a discussion of the forms in which benefits may be distributed under the ESOP, see the discussion under "Defined Benefit Plan" below.

     Participants have the right to direct the voting of the shares of the Corporation's stock allocated to their accounts under the ESOP on all corporate matters.

     For the year ended December 31, 1995, the Corporation contributed to the ESOP $525,000 in Corporate Stock. The stock will be allocated to the individual ESOP accounts of the participants effective as of December 31, 1995, although no allocation to the individual accounts had been made or calculated as of the date of mailing of this Proxy Statement.

     Defined Benefit Plan. As described above, the Pension Plan was adopted in conjunction with, but is separate from, the ESOP. Employees become participants in the Pension Plan after completing one year of service for the Corporation or its subsidiaries and attaining age 21. All employees of the Corporation and its subsidiaries are eligible to become participants. No participant contributions are required or allowed under the Pension Plan. The Pension Plan, in conjunction with the ESOP, is designed to provide participants with a minimum retirement benefit.

     The monthly guaranteed minimum benefit under the Pension Plan is reduced by the monthly benefit derived from the participant's vested portion of his ESOP account balance, calculated by the actuary for the Pension Plan as a single life annuity. The normal retirement benefit will begin at age 65 and be paid monthly for as long as the participant lives.

     The normal form of retirement benefit under the ESOP and Pension Plan is a monthly life annuity. A married participant will receive an actuarially equivalent joint and 50% survivor annuity (a monthly payment for the participant's life with the surviving spouse receiving 50% of that amount for life), unless the participant otherwise elects and the participant's spouse consents to such election. A participant may also elect to receive his retirement income from the ESOP and Pension Plan in the form of: a monthly income payable for life; a monthly income payable for life with either 50%, 66-2/3%, or 100% of the participant's benefit paid to the participant's designated beneficiary starting upon the participant's death and continuing for long as beneficiary lives; or a monthly income payable for life with 60, 120 or 180 monthly payments guaranteed, provided that the number of guaranteed monthly payments cannot be for a period greater than the joint life expectancy of the participant and his spouse. The ESOP also provides that a participant's benefit may be distributed in a single lump sum or substantially equal monthly, quarterly or annual installments over a period which does not exceed the participant's life expectancy (or the joint life expectancy of the participant and his spouse). However, a participant may be deemed that all or any part of the distribution from the ESOP be made in whole shares of the Corporation's common stock prior to the date specified for distribution, with any fractional shares distributed in cash.


        The following table sets forth the years of service under the Pension Plan, with respect to the executive officers named in the Summary Compensation Table under "COMPENSATION OF OFFICERS."

          NAME OF INDIVIDUAL                      YEARS OF BENEFIT SERVICE
          ------------------                      ------------------------
           Donald E. Smith                                  27

           John W. Perry                                    21

           W. Edward Jukes                                   6


     The following table shows the estimated annual benefits payable under the Pension Plan upon retirement at age 65 for various periods of Benefit Service at specified levels of remuneration. The benefit amounts presented in the totals are annual straight life annuity amounts without deduction for social security or other offset amounts. A participant's Final Average Annual Compensation shown under the Pension Plan is generally based on the compensation set forth in the Summary Compensation Table.



                ESTIMATED MINIMUM ANNUAL RETIREMENT BENEFIT (1)
                       FINAL AVERAGE ANNUAL COMPENSATION

   YEARS
   OF BENEFIT                                                        250K
   SERVICE     70K      100K     130K     160K      190K    220K     OR MORE
   ----------  -----    ----     ----     ----      ----    ----     -------
      10       $16,795  $24,745  $32,695  $40,123  $45,688  $51,253  $54,191

      20        33,590   49,490   65,390   81,158   94,673  108,188  115,324

      30        43,600   64,235   85,085  106,793  120,000  120,000  120,000

      40        46,148   67,973   89,798  111,623  120,000  120,000  120,000


     (1) Maximum benefits under the Pension Plan are subject to the annual limitation ($120,000 for 1996) imposed on qualified plans by the Internal Revenue Code.

     (2) The maximum compensation which may be taken into account for any purpose under the Pension Plan is limited by the Internal Revenue Code to $150,000 for 1996.

                          TRANSACTIONS WITH MANAGEMENT

     Directors and principal officers of the Corporation and their associates were customers of, and have had transactions with, the Corporation and its subsidiary banks in the ordinary course of business during 1995. Comparable transactions may be expected to take place in the future.

     During 1995 various directors and officers of the Corporation and their respective associates were indebted to the subsidiary banks from time to time. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for similar transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

     The law offices of B. Guille Cox, Jr., in which Mr. Cox is a partner, were paid $14,448 in legal fees by the Corporation and its subsidiaries for the fiscal year ending December 31, 1995.

     The law offices of Norman L. Lowery, in which Mr. Lowery was a partner, were paid $127,183 in legal fees by the Corporation and its subsidiaries for the fiscal year ending December 31, 1995.



                [THE REST OF THIS PAGE INTENTIONALLY LEFT BLANK]

                         COMPARATIVE PERFORMANCE GRAPH

     The following graph compares cumulative total shareholder return on the Corporation's common stock over the last five fiscal years with the returns of the CRSP Total Return Index for the NASDAQ Stock Market (U.S.) and the CRSP Total Return Index for NASDAQ bank stocks. The graph assumes $100.00 was invested on January 1, 1990 in the Corporation's common stock and in each of the two indices shown, and the reinvestment of all dividends.

                                   FFC STOCK
                            TOTAL RETURN COMPARISON


                             [PERFORMANCE GRAPH]

             NASDAQ Market (US)       NASDAQ Bank          FFC Stock

12/90              100.00                  100.00          100.00

12/91              160.65                  160.70           91.36

12/92              186.87                  238.85          149.83

12/93              214.51                  272.39          215.41

12/94              209.69                  271.41          202.58

12/95              296.30                  404.30          219.60




                              EMPLOYMENT CONTRACTS

     On January 3, 1995, the Corporation, Terre Haute First, and Mr. Smith entered into an Employment Agreement ("Agreement") whose term expires on December 31, 2000 (although the Agreement may be renewed for successive one (1) year terms as agreed upon by the parties). The Agreement provides that Mr. Smith will serve as President and Chief Executive Officer of the Corporation during the term of the Agreement and perform such other duties as may be established by the Board of Directors of the Corporation and Terre Haute First. Under the terms of the Agreement, Mr. Smith will be paid an annual salary as set by the Board of Directors of the Corporation and Terre Haute First. In addition, the Agreement required that the Corporation and Terre Haute First establish a split dollar life insurance arrangement with Mr. Smith which will insure the lives of Mr. Smith and his spouse. Under the terms of the Agreement, the Corporation and Terre Haute First expect to recover the premiums they pay for such policy from the proceeds of such policy.

          PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

     The following table contains information concerning individuals or entities who, to the knowledge of the Corporation, beneficially owned on March 1, 1996, more than 5% of the common stock of the Corporation:



  NAME AND ADDRESS OF          SHARES BENEFICIALLY OWNED        PERCENT OF CLASS
  BENEFICIAL OWNER
  First Financial Corporation        452,521 (1)                        7.85%
   Employee Stock Ownership
   Plan ("ESOP")
  One First Financial Plaza
  Terre Haute, Indiana 47807

  Mary F. Hulman                     683,873                           11.86%
  900 Wabash Avenue
  Terre Haute, Indiana 47807

  Princeton Mining Company           551,655                            9.57%
  State Road 46 South
  Terre Haute, Indiana 47803

(1) Represents shares held in trust by the Corporation's subsidiary, Terre Haute First.

     The Trust Departments of four (4) subsidiary banks of the Corporation which have trust departments hold, as of March 1, 1996, 971,927 shares of the Corporation's common stock for the beneficiaries of certain trusts, estates and agencies administered by the subsidiary banks. The respective trust departments are authorized to vote 345,215 shares of the Corporation's common stock which such trust departments hold of record, either in person or by proxy, so long as each vote is in the best interest of any such trust, estate or agency and the beneficiaries or principals thereof. All shares held by such trust departments will be voted in accordance with the instructions of co-fiduciaries, beneficiaries or principals, as applicable.

SECURITY OWNERSHIP MANAGEMENT

     The following table sets forth as of March 1, 1996 the total number of shares of common stock of the Corporation beneficially owned by each Director and certain executive officers of the Corporation and by all Directors and executive officers as a group. The number of shares shown as being beneficially owned by each Director and executive officer are those over which he or she has sole or shared voting or investment power.

NAME OF BENEFICIAL OWNER         SHARES BENEFICIALLY OWNED (1)          PERCENT OF CLASS
 Walter A. Bledsoe                           13,599                          .24%

 B. Guille Cox, Jr.                          38,776                          .67%(2)

 Thomas T. Dinkel                             4,150                          .07%

 Welby M. Frantz                              3,880                          .07%

 Anton H. George                                281                          .01%

 Mari H. George                                 210                          .01%

 Gregory L. Gibson                           24,849                          .43%

 Max L. Gibson                              108,106                         1.87%

 Norman L. Lowery                             9,234                          .16%

 William A. Niemeyer                          3,964                          .07%

 Patrick O'Leary                             22,041                          .38%

 John W. Ragle                               51,697                          .90%

 Chapman J. Root II                         277,773                         4.82%(3)

 Donald E. Smith                             59,768                         1.04%

 Virginia L. Smith                            8,470                          .15%

 John W. Perry                                9,107                          .16%

 W. Edward Jukes                             10,387                          .18%

 All Directors and Executive Officers
 as a group (18 individuals)(4)             650,418                        11.28%


(1) The information contained in this column is based upon stockholder records of the Corporation and information furnished to the Corporation by the individuals identified above.

(2) Mr. Cox, under certain circumstances, has the power, with the consent of others, to vote an additional 207,922 shares (3.61%). These shares are not reflected in the above amount.

(3) Includes 277,426 shares held by the 1992 Root Children's Business Trust, of which Mr. Root is a trustee. Mr. Root disclaims beneficial ownership with respect to all such shares in the trust except those in which he is the beneficiary.

     (4) Excludes 207,922 shares over which Mr. Cox may, under certain circumstances, exercise voting control. Includes shares held for the accounts of Donald E. Smith, John W. Perry, Michael A. Carty, and W. Edward Jukes in the First Financial Corporation Employee Stock Ownership Plan described above.

CERTAIN FILINGS

     Section 16(a) of the Securities and Exchange Act of 1934 requires the Corporation's directors and executive officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Corporation common stock and other equity securities of the Corporation. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file. To the best knowledge of the Corporation, during the most recent fiscal year all officers, directors and greater than ten-percent beneficial owners of the Corporation complied with all Section 16(a) filing requirements applicable to them.


                            INDEPENDENT ACCOUNTANTS

     The Board of Directors appointed Coopers & Lybrand L.L.P., Certified Public Accountants, as independent accountants to audit the books, records and accounts of the Corporation for 1995. The Board of Directors anticipates that it will appoint an independent public accountant to audit the books, records, and accounts of the Corporation for 1996 in April, 1996. Representatives of Coopers & Lybrand L.L.P. are expected to be in attendance at the annual meeting and will be provided an opportunity to make a statement should they desire to do so and to respond to appropriate inquiries from the shareholders. Coopers & Lybrand L.L.P. have been independent accountants for the Corporation since 1984.


                             SHAREHOLDERS PROPOSALS

     Any proposals which shareholders desire to present at the 1997 Annual meeting must be received by the Corporation at its principal executive offices on or before November 22, 1996 to be considered for inclusion in the Corporation's proxy material for that meeting.


                         ANNUAL REPORT TO SHAREHOLDERS

     The 1995 Annual Report to Shareholders, containing financial statements for the year ended December 31, 1995, and other information concerning the operations of the Corporation is enclosed herewith, but is not to be regarded as proxy soliciting material.

        UPON WRITTEN REQUEST, THE CORPORATION WILL PROVIDE WITHOUT CHARGE TO EACH REQUESTING SHAREHOLDER, A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K, WHICH IS REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1995. ADDRESS ALL REQUESTS TO:

                          MICHAEL A. CARTY, TREASURER
                          FIRST FINANCIAL CORPORATION
                           ONE FIRST FINANCIAL PLAZA
                                  P.O. BOX 540
                          TERRE HAUTE, INDIANA  47808


                                 OTHER MATTERS

     The Annual Meeting is called for the purposes set forth in the Notice. The Board of Directors of the Corporation does not know of any matters for action by shareholders at such Annual Meeting other than the matters described in the notice. However, the enclosed Proxy will confer discretionary authority with respect to matters which are not known to the Board of Directors at the time of the printing hereof and which may properly come before the Annual Meeting. It is the intention of the persons named in the Proxy to vote pursuant to the Proxy with respect to such matters in accordance with their best judgment.

                                By Order of the Board of Directors


                                DONALD E. SMITH SIGNATURE
                                DONALD E. SMITH
                                Chairman of the Board and President